Exhibit (d) (6)

            Form of Instrument Of Grant For UK Employees Pursuant To
             The Nortel Networks Corporation 2000 Stock Option Plan



               NORTEL NETWORKS CORPORATION 2000 STOCK OPTION PLAN

                               INSTRUMENT OF GRANT



            NAME OF OPTIONEE:           (First) (Last) (GID)

            EFFECTIVE DATE:             (grt_date)

            NUMBER OF OPTIONS:          (granted)

            SUBSCRIPTION PRICE:         (price) (currency)

            EXPIRATION DATE:            (expiry)


This instrument evidences a Grant of Options, in the numbers indicated above, made to you on the Effective Date pursuant to the Nortel Networks Corporation 2000 Stock Option Plan, as amended from time to time (the "Plan"). The Options covered by this Grant are granted as [Insert Currency/Type] so that all amounts to be calculated in accordance with the provisions of the Plan for purposes of this Grant shall be calculated in [Insert Currency]. Each Option covered by this Grant entitles you to purchase one common share (a "Share") of Nortel Networks Corporation (the "Corporation") at the Subscription Price per Share indicated above no later than the Expiration Date subject to the provisions of section 6(f), (g), (h), (i) and (j) of the Plan. The terms defined in the Plan are incorporated herein by reference. All Options covered by this Grant are subject to the terms and conditions stated in the Plan with respect to Options, without variation, except as specifically or additionally provided below.


1. You will have the right to exercise these options in accordance with the vesting schedule below, provided you have been in the continuous employment of the Corporation or any of its subsidiaries or affiliated entities from the Effective Date:

                                [insert Vesting]



2. Exercise of any of these Options shall be by irrevocable notice in writing delivered or mailed to the Stock Option Plan Administrator at 8200 Dixie Road, Suite 100, Brampton, Ontario, Canada L6T 5P6 or such other address as may be in effect from time to time. The date of exercise of these Options shall be the date on which the notice of exercise, accompanied by payment of the Subscription Price as provided in the Plan, is recorded by the Corporation in accordance with the rules which may be adopted by the Committee from time to time.

[3. In the event that, at any time during the period of 12 months from the date of exercise of all or any part of these Options, you accept employment with an employer that is in competition with the Corporation or any of its subsidiaries, you shall, if the Committee in its sole discretion, or such officer or officers of the Corporation as the Committee may from time to time designate, determines that your action is inimical to the best interests of the Corporation, pay to the Corporation an amount equal to the excess of the Market Value, on the date of exercise of these Options, of the Shares purchased as a result of the exercise of such Options over the Subscription Price for the Shares covered by such Options.] (a)

     OR

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[3. In consideration of the Grant of Options, you shall, in the event that any time during the period of twelve (12) months from any date of exercise of all or part of these Options:

         i) you accept employment with an employer, or accept an engagement to supply services, directly or indirectly, to a third party, that is in competition with Nortel Networks;

         ii) you fail to comply with or otherwise breach the terms and conditions of a confidentiality agreement or non-disclosure agreement with Nortel Networks;

         iii) while employed or during the period of twelve (12) months following the termination of your employment for any reason you, on your own behalf or on others' behalf, directly or indirectly recruited, induced or solicited, or attempted to recruit, induce or solicit any current employee or other individual who is/or was supplying services to Nortel Networks, to terminate their employment or contractual arrangements with Nortel Networks; or

         iv) you have on your own behalf or on others' behalf, solicited, diverted or taken away or attempted to divert or take away the business of any of the customers or accounts, or prospective customers or accounts of Nortel Networks or any of its distributors, representatives or vendors;

     you will, if required by the Corporation in its sole discretion, pay to the Corporation within ten (10) days of written demand for payment from the Corporation, an amount equal to the after-tax amount of the excess of the Market Value, on the date of exercise of the Options, of the Shares purchased as a result of the exercise of such Options over the Subscription Price for the Shares covered by such Options, provided, however, that if any part of this provision is found by a court of competent jurisdiction to be invalid, illegal or unenforceable, that part shall be severable and the validity, legality and enforceability of the remaining parts of this provision and this Instruments of Grant shall not in any way be affected or impaired thereby;] (b)


4. The Corporation may require you, as a condition of exercise of these Options, to pay or reimburse any taxes which are required to be withheld in connection with the exercise of such Options.

5. You agree to accept any liability for secondary Class 1 National Insurance Contributions which may be payable by the Corporation or any of its affiliated entities which employs you in respect of the exercise, assignment, release or cancellation of these Options ("Employer NIC's").

6. You agree that the Corporation or any of its affiliated entities which employs you may collect the Employer NIC's plus your own tax liability and employee National Insurance Contributions (collectively "Employee Liabilities") due on the exercise, assignment, release or cancellation of these Options either
(i) by deduction from your salary or other earnings at any time or (ii) directly from you by payment in cleared funds. You also agree that the Corporation may withhold some or all of the Shares due to you on the exercise of these Options until the Employer NIC's and Employee Liabilities have been so recovered. Alternatively or in addition to any of the foregoing, you agree to sell some of your Shares, if the Corporation or any affiliated entity so requires, to raise the necessary funds to meet the Employer NIC's and Employee Liabilities. You also agree to sign a Form of Election relating to the transfer of Employer NICs in respect of this and future Grants under the Plan if you have not already done so. Finally, you agree to indemnify and hold the Corporation and its affiliated entities harmless against all taxes, National Insurance or other contributions, costs, claims, penalties, interest, expenses and any other benefits or proceedings arising as a result of any failure by you to comply with these requirements.

7. These Options are not transferable or assignable and shall only be exercisable by you or your legal guardian while you are alive. In the event of your death, the right to exercise shall be governed by Will or the laws governing the devolution of property.

8. This instrument (i) shall be binding upon and inure to the benefit of any successor of the Corporation; (ii) shall be governed by the laws of the Province of Ontario, and any applicable laws of Canada; and (iii) may not be amended except in writing. In the event of a conflict between the provisions of this instrument and those of the Plan, the provisions of the Plan shall govern except to the extent that the terms and conditions of this Grant, as approved by the Committee and confirmed by the Board of Directors on the Effective Date, are specifically recorded as a variation from the terms and conditions of the Plan.

9. A copy of the Prospectus for the Plan can be found on the Nortel Network's Intranet - Services @ Work site:
http://services-canada.ca.nortel.com/livelinksupport/saw. You should check the Nortel Network's Intranet - Services @ Work site frequently since the Prospectus will be updated from time to time.


If you accept this Grant of Options and the terms and conditions set out above, please confirm your acceptance by signing the accompanying copy of this instrument where indicated below.

NORTEL NETWORKS CORPORATION


                           Signature of Optionee:
                                                  ------------------------------

     (a) This provision will only be a part of the terms and conditions of replacement options and new options that are issued in connection with stock options that are tendered that were granted prior to December 14, 2000, subject to certain exceptions, with this provision as part of their terms and conditions.

     (b) This provision will only be a part of the terms and conditions of replacement options and new options that are issued in connection with stock options that are tendered that were granted on or after December 14, 2000, subject to certain exceptions, with this provision as part of their terms and conditions.